EXHIBIT 99.1

[inTEST News Release Letterhead]

FOR IMMEDIATE RELEASE

inTEST TO TRANSFER STOCK LISTING TO NYSE MKT

MOUNT LAUREL, NJ, October 3, 2013 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of temperature management products and semiconductor automatic test equipment (ATE) interface solutions, announced the pending transfer of the listing of its common stock from the NASDAQ Capital Market ("NASDAQ") to the NYSE MKT.

Robert E. Matthiessen, inTEST's President and Chief Executive Officer, commented, "We are looking forward to listing on the NYSE MKT, as we believe this change will provide increased visibility and improved liquidity as well as enhanced services for inTEST that will benefit our stockholders. This milestone marks an important step in our ongoing efforts to maximize shareholder return, and reflects our interest in providing our current and future investor base the most efficient market for trading inTEST's shares."

Scott Cutler, Executive Vice President, Head of Global Listings, NYSE Euronext, said, "As we continue to grow our NYSE community of growth-oriented companies, we are excited to welcome inTEST. Our NYSE MKT platform is a great fit for inTEST, a company that is driving innovation and focused on strong relationships with their customers."

The Company expects to begin trading on the NYSE MKT on Tuesday, October 15, 2013, using its current ticker symbol "INTT." Until then, it will continue trading on the NASDAQ using "INTT."

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of temperature management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace, energy and telecommunications industries. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-882-1467

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